As filed with the Securities and Exchange Commission on July 25, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PPL CORPORATION

(Exact name of registrant as specified in its charter)

Commonwealth of Pennsylvania	23-2758192
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

(Address of Principal Executive Offices) (Zip Code)

INCENTIVE COMPENSATION PLAN FOR KEY EMPLOYEES

(Full title of the plan)

Mark F. Wilten

Vice President — Finance and Treasurer

PPL Corporation

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

(Name and address of agent for service)

(610) 774-5151

(Telephone number, including area code, of agent for service)

Copies of all notices, orders and communication to:

Karen Hsu Kelley, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definition of “large accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $0.01 par value per share	7,300,000 shares(2)	$33.63	$245,499,000	$31,620.27

(1)	In addition to the shares set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered includes an indeterminable number of shares of common stock issuable under the Incentive Compensation Plan for Key Employees, as this amount may be adjusted as a result of stock splits, stock dividends and anti-dilution provisions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) under the Securities Act. The proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee have been computed on the basis of the average of the high and low prices per share of the common stock on the New York Stock Exchange on July 21, 2014.

EXPLANATORY NOTE

The 7,300,000 shares of Common Stock of PPL Corporation (the “Company”) being registered pursuant to this Registration Statement are additional securities of the same class as other securities for which a registration statement (File No. 333-112453) on Form S-8 was filed with the Securities and Exchange Commission (the “Commission”) on February 2, 2003, as amended by Post-Effective Amendment No. 1 (File No. 333-110372) on September 23, 2005. Pursuant to General Instruction E to Form S-8, the contents of such earlier registration statements are incorporated by reference into this Registration Statement on Form S-8 (the “Registration Statement”), except that the provisions contained in Part II of such earlier registration statements are modified as set forth in this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the PPL Corporation Incentive Compensation Plan for Key Employees covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 24, 2014;

•	The description of the Company’s capital stock contained in the Company’s Registration Statement on Form 8-B, dated April 27, 1995;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed on May 2, 2014; and

•	The Company’s Current Reports on Form 8-K, filed on February 28, March 5, March 10, March 28, April 1, May 27, June 5, June 12, and July 2, 2014.

All other reports and documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules) shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the securities offered hereby has been passed upon by Frederick C. Paine, Esq., Senior Counsel of PPL Services Corporation, a subsidiary of the Company. Mr. Paine: (1) is a full-time employee of PPL Services Corporation; (2) owns, or has the right to acquire a number of shares of the Company’s common stock which represents less than 1% of the total outstanding common stock of the Company; and (3) participates in the Incentive Compensation Plan for Key Employees.

Item 6.	Indemnification of Directors and Officers.

Section 7.01 of the By-Laws of the Company reads as follows:

Section 7.01. Indemnification of Directors and Officers.

(a) Right to Indemnification.—Except as prohibited by law, every director and officer of the corporation shall be entitled as of right to be indemnified by the corporation against reasonable expense and any liability paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the corporation or otherwise, in which he or she may be involved, as a party or otherwise, by reason of such person being or having been a director or officer of the corporation or by reason of the fact that such person is or was serving at the request of the corporation as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity (such claim, action, suit or proceeding hereinafter being referred to as “action”). Such indemnification shall include the right to have expenses incurred by such person in connection with an action paid in advance by the corporation prior to final disposition of such action, subject to such conditions as may be prescribed by law. Persons who are not directors or officers of the corporation may be similarly indemnified in respect of service to the corporation or to another such entity at the request of the corporation to the extent the board of directors at any time denominates such person as entitled to the benefits of this Section 7.01. As used herein, “expense” shall include fees and expenses of counsel selected by such person; and “liability” shall include amounts of judgments, excise taxes, fines and penalties, and amounts paid in settlement.

(b) Right of Claimant to Bring Suit.—If a claim under paragraph (a) of this Section 7.01 is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action that the conduct of the claimant was such that under Pennsylvania law the corporation would be prohibited from indemnifying the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel and its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the conduct of the claimant was not such that indemnification would be prohibited by law, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the conduct of the claimant was such that indemnification would be prohibited by law, shall be a defense to the action or create a presumption that the conduct of the claimant was such that indemnification would be prohibited by law.

(c) Insurance and Funding.—The corporation may purchase and maintain insurance to protect itself and any person eligible to be indemnified hereunder against any liability or expense asserted or incurred by such person in connection with any action, whether or not the corporation would have the power to indemnify such person against such liability or expense by law or under the provisions of this Section 7.01. The corporation may create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means (whether or not similar to the foregoing) to ensure the payment of such sums as may become necessary to effect indemnification as provided herein.

(d) Non-Exclusivity; Nature and Extent of Rights.—The right of indemnification provided for herein (1) shall not be deemed exclusive of any other rights, whether now existing or hereafter created, to which those seeking indemnification hereunder may be entitled under any agreement, bylaw or charter provision, vote of shareholders or directors or otherwise, (2) shall be deemed to create contractual rights in favor of persons entitled to indemnification hereunder, (3) shall continue as to persons who have ceased to have the status pursuant to which they were entitled or were denominated as entitled to indemnification hereunder and shall inure to the benefit of the heirs and legal representatives of persons entitled to indemnification hereunder and (4) shall be applicable to actions, suits or proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof. The right of indemnification provided for herein may not be amended, modified or repealed so as to limit in any way the indemnification provided for herein with respect to any acts or omissions occurring prior to the effective date of any such amendment, modification or repeal.

Directors and officers of the Company may also be indemnified in certain circumstances pursuant to the statutory provisions of general application contained in Pennsylvania law.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Articles of Incorporation of PPL Corporation, effective May 15, 2013 (Exhibit 3(i) to PPL Corporation Form 8-K Report (File No. 1-11459) dated May 20, 2013)

4.2	Amended and Restated Bylaws of PPL Corporation, effective May 15, 2013 (Exhibit 3(ii) to PPL Corporation Form 8-K Report (File No. 1-11459) dated May 20, 2013)

4.3	Form of Common Stock Certificate (Exhibit 4.1 to PPL Corporation’s Registration Statements on Form S-3ASR (File Nos. 333-158200, 333-158200-01, 333-158200-02 and 333-158200-03)) dated March 25, 2009

5.1	Opinion of Frederick C. Paine, Esq., with respect to legality of securities being registered hereunder

5.2	Opinion of Simpson Thacher & Bartlett LLP with respect to legality of securities being registered hereunder

23.1	Consent of Ernst & Young LLP

23.2	Consent of Frederick C. Paine, Esq. (reference is made to Exhibit 5.1 filed herewith)

23.3	Consent of Simpson Thacher & Bartlett LLP (reference is made to Exhibit 5.2 filed herewith)

24	Power of Attorney

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allentown, Commonwealth of Pennsylvania, on this 25th day of July, 2014.

PPL CORPORATION

By:	/s/ William H. Spence
William H. Spence
Chairman, President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on the 25th day of July, 2014.

Signature	Title

/s/ William H. Spence William H. Spence	Chairman, President and Chief Executive Officer (Principal Executive Officer and Director)

/s/ Vincent Sorgi Vincent Sorgi	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Stephen K. Breininger Stephen K. Breininger	Controller (Principal Accounting Officer)

* Frederick M. Bernthal	Director

* John W. Conway	Director

* Philip G. Cox	Director

* Steven G. Elliott	Director

* Louise K. Goeser	Director

* Stuart E. Graham	Director

* Stuart Heydt	Director

* Venkata R. Madabhushi	Director

* Craig A. Rogerson	Director

* Natica von Althann	Director

* Keith H. Williamson	Director

* Armando Zagalo de Lima	Director

* By:	/s/ William H. Spence
William H. Spence, Attorney-in-Fact

INDEX OF EXHIBITS

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Articles of Incorporation of PPL Corporation, effective May 15, 2013 (Exhibit 3(i) to PPL Corporation Form 8-K Report (File No. 1-11459) dated May 20, 2013)

4.2	Amended and Restated Bylaws of PPL Corporation, effective May 15, 2013 (Exhibit 3(ii) to PPL Corporation Form 8-K Report (File No. 1-11459) dated May 20, 2013)

4.3	Form of Common Stock Certificate (Exhibit 4.1 to PPL Corporation’s Registration Statements on Form S-3ASR (File Nos. 333-158200, 333-158200-01, 333-158200-02 and 333-158200-03)) dated March 25, 2009

5.1	Opinion of Frederick C. Paine, Esq., with respect to legality of securities being registered hereunder

5.2	Opinion of Simpson Thacher & Bartlett LLP with respect to legality of securities being registered hereunder

23.1	Consent of Ernst & Young LLP

23.2	Consent of Frederick C. Paine, Esq. (reference is made to Exhibit 5.1 filed herewith)

23.3	Consent of Simpson Thacher & Bartlett LLP (reference is made to Exhibit 5.2 filed herewith)

24	Power of Attorney